EXHIBIT 5






















                                                 January 30, 1998


Board of Directors
Cavalier Homes, Inc.
Highway 41 North and Cavalier Road
Addison, Alabama  35540


Gentlemen:

     In our capacity as counsel for Cavalier Homes, Inc., a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-8 (the "Registration Statement"), in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, relating to the proposed offering of up to 270,000 shares of common stock, par value $0.10 per share (the "Common Stock"), of the Company and 270,000 rights to purchase Common Stock (the "Rights") pursuant to the assumption of options granted pursuant to the Belmont 1994 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Non- Qualified Plan") and the Belmont 1994 Incentive Stock Plan (the "Incentive Plan" and, together with the Non-Qualified Plan, the "Original Plans") in connection with the acquisition of Belmont Homes, Inc., a Mississippi corporation, by the Company. In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein.

     Upon the basis of the foregoing, we are of the opinion that the shares of the Common Stock of the Company and the Rights referred to above to be offered under the Registration Statement have been duly authorized and, when issued and paid for, will be legally issued, fully paid and nonassessable.

     We hereby  consent to the filing of this  opinion with the  Securities  and
Exchange  Commission  as  an  Exhibit  to  the   above-referenced   Registration
Statement.


                                          Very truly yours,


                                          /s/ BRADLEY ARANT ROSE & WHITE LLP



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